Exhibit (p)(4)

Quadratic Capital Management LLC

CODE OF ETHICS

September 2023

This Code of Ethics (the “Code”) is the sole property of Quadratic Capital Management LLC (the “Firm”) and must be returned to the Firm upon termination for any reason of a Supervised Person’s (as defined within this Code) association with the Firm. The contents of the Code are strictly confidential. Supervised Persons may not duplicate, copy or reproduce the Code in whole or in part or make it available in any form to non-Supervised Persons without prior approval in writing from the Firm’s Chief Compliance Officer (as defined within this Code).

Table of Contents

Introduction		1

I.	General	3

A.	Statement of General Principles	3
B.	Initial and Annual Acknowledgment	3
C.	Reporting Violations of the Code of Ethics	4

II.	Supervised Persons’ Conduct	4

A.	Conflicts of Interest	4
B.	Outside Business Activities	4
C.	Gifts and Entertainment	5
D.	Political Contributions	6

III.	Prevention and Detection of Insider Trading	8

IV.	Personal Trading Policies and Procedures	8

A.	Pre-Clearance Procedures	9
B.	Exempt Securities	9
C.	Cryptocurrencies, Initial Coin Offerings, Tokens and Other Digital Assets	10
D.	Personal Trading Accounts	10
E.	Restricted List	11
F.	Investments in Limited Offerings and Initial Public Offerings	12
G.	Reporting	12
H.	Review	13
I.	Remedial Actions	13

V.	Bad Actor Rule	14

A.	Definitions	14
B.	Verification by Covered Persons	15
C.	Remedial Actions	15

- i -

Introduction

This Code is applicable to each Supervised Person (as defined below) of the Firm and is intended to govern the activities and conduct of Supervised Persons on behalf of the Firm, as well as certain personal activities and conduct of Supervised Persons. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Supervised Persons, but rather is intended to establish general rules of conduct and procedures applicable to all Supervised Persons.

Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer (“CCO”). The CCO is responsible for administering and implementing this Code. All Supervised Persons and Access Persons are required to be thoroughly familiar with the Firm’s standards and procedures as described in this Code.

In order to make it easier to review and understand the standards and procedures of this Code, commonly used terms are defined below:

“Access Person,” as defined in the Advisers Act (as defined below) means any Supervised Person of the Firm who: (i) has access to non-public information regarding Clients’ (as defined below) investments, including the purchase or sale of Securities (as defined below); (ii) has access to non-public information regarding the portfolio holdings of any Client; (iii) is involved in making investment and Securities recommendations to the Clients; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Firm.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” in Securities (as defined below) means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person or Access Person is presumed to be a Beneficial Owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s or the Access Person’s household or to which the Supervised Person and Access Persons provides material financial support.

“Chief Compliance Officer” or “CCO” means Glenn Christal or such other person as may be designated from time to time.

“Client” means any entity to which the Firm provides investment advisory or management services, including pooled investment funds and private accounts.

“Non-Discretionary Account” means an account for which the Supervised Person/Access Person has designated investment discretion entirely to a third party. In such account, the Supervised Person/Access Person cannot exercise any investment discretion in the purchase or sale of Securities.

“Firm” means Quadratic Capital Management LLC and each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act (as defined below), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (as defined below).

“Non-Reportable Securities” excludes exchange traded-funds (“ETFs”) and closed-end mutual funds (which are Reportable Securities, as defined below) but includes: (i) direct obligations of the United States federal government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than Clients advised or underwritten by the Firm or an affiliate; or, (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

“Personal Trading Account” means a personal investment or trading account of a Supervised Person or Access Person or a related account. Specifically, Personal Trading Account includes: (i) trusts for which an Supervised Person or Access Person acts as trustee, executor, Client custodian or discretionary manager; (ii) accounts for the benefit of the Supervised Person or Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Supervised Person or Access Person; and (iv) accounts for the benefit of any person to whom the Supervised Person or Access Person provides material financial support.

A Personal Trading Account may also include an investment or trading account over which a Supervised Person or Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for the Firm or its Supervised Persons and Access Persons.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

“Reportable Securities” see Securities, defined below.

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities.”

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Firm or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

Other capitalized terms used herein may be defined elsewhere in the Code or have the meaning given such term under applicable law.

I.	General

A.	Statement of General Principles

Pursuant to Section 206 of the Advisers Act, this Code is predicated on the principle that the Firm owes a fiduciary duty to any entity to which the Firm provides investment advisory or management services, including its Clients. The interests of the Clients must always be recognized, respected and take precedence over the personal interest of Supervised Persons. In any decision relating to personal investments or other matters, Supervised Persons must assiduously avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Firm or taking inappropriate advantage on the Firm’s behalf.

It is critical that Supervised Persons avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the Client, or compromise or appear to compromise, Supervised Persons’ ability to exercise fully their independent best judgment for the benefit of the Clients. Accordingly, all Personal Trading Account activity, and Supervised Persons’ activities generally, must comply fully with both the letter and spirit of this Code and the principles described herein. Moreover, Supervised Persons are required to comply with all applicable securities laws, rules and regulations and must report promptly any violations of securities laws, rules or regulations of this Code to the CCO.

Disciplinary actions for failure to comply with the Code may include cancellation of personal trading transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, suspension of employment or termination of employment. The CCO will determine, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients and their investors and whether the Supervised Person has previously engaged in any improper conduct. Ultimately, however, the decision whether to impose disciplinary action or remedial measures and sanctions, and the nature of such disciplinary actions or remedial measures and sanctions, rests with the CCO.

B.	Initial and Annual Acknowledgment

The Code is an integral part of the Firm’s compliance program. The Code may be revised and supplemented from time to time.

Each Supervised Person upon hire is required to sign the “Initial Certification and Acknowledgment Form” acknowledging that he or she has received a copy of the Code and certifying that he or she has read and understands the Code and agrees to abide by its provisions. Thereafter, each Supervised Person shall, at least annually, sign the Firm’s “Annual Certification Acknowledgment Form” reaffirming, among other things, that he or she continues to abide by the Code’s provisions and that he or she has reported all Securities transactions, with the exception of transactions in Non-Reportable Securities.

The Firm uses ACA ComplianceAlpha (“ComplianceAlpha”) to assist in administering and monitoring its Supervised Persons’ compliance with the Code. Supervised Persons are encouraged to submit all certifications and pre-clearance requests through ComplianceAlpha.

C.	Reporting Violations of the Code of Ethics

All Supervised Persons must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed, investigated and reported to the Firm’s Partners.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower Policy” in the Firm’s compliance manual.

II.	Supervised Persons’ Conduct

A.	Conflicts of Interest

It is the policy of the Firm that all Supervised Persons conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no conflict of interest, actual or potential, can be construed. All Supervised Persons should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

B.	Outside Business Activities

Business activities other than employment at the Firm may present conflicts of interest. Such instances may include, but are not limited to: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a Supervised Person or consultant, a teacher or lecturer, a publisher of articles or a radio or television guest. Accordingly, each Supervised Person must disclose upon hire all outside business activities to the CCO, and prior to engaging in any new outside business activity, must seek approval from the CCO by submitting an Outside Business Activity Approval Form.1

The CCO will determine whether permission to engage in the outside activity should be granted or denied, based on a consideration of the nature of the outside activity, the number of hours involved, the amount of compensation and any other factors that in the CCO’s discretion may be relevant.

Prior to engaging in any outside business activity, Supervised Persons are required to obtain pre-approval from the CCO. These types of positions present particular conflicts of interest and a determination of a Supervised Person’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Firm or compromise the Supervised Person’s fiduciary duty to the Clients.

Under no circumstances may a Supervised Person represent or suggest that his or her association with any outside business activity in any way reflects the approval by the Firm of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

[1]	The CCO must submit pre-approval requests on his own behalf to the Chief Investment Officer

C.	Gifts and Entertainment

In light of the nature of the Firm’s business, its fiduciary obligations to the Clients, as well as the regulatory environment in which the Firm conducts its business, the Firm has adopted this Gifts and Entertainment policy to impose limits on, and monitor the nature and quantity of, “business-related” gifts, gratuities and entertainment. “Business-related” gifts, gratuities and entertainment are those that the Firm’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Firm; (ii) may do business or is being solicited to do business with the Firm; or (iii) is associated with an organization that conducts or seeks to conduct business with the Firm. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Firm or when otherwise approved by the Firm (including approval by the CCO or others, as provided elsewhere in this Code).

This policy is not intended to prevent Supervised Persons from giving or receiving gifts, gratuities or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. The policy is intended to ensure that the practice of giving and accepting gifts, gratuities or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Firm or its Supervised Persons, create an appearance of impropriety or raise potential conflicts of interest. For purposes of this policy, value is the higher of cost or fair market value. Gifts and entertainment among Supervised Persons are not subject to the guidelines set forth below.

If there is any question as to the scope or application of this policy, Supervised Persons should consult with the CCO.

1.	Required Gift and Entertainment Approvals

a.	Offering and Accepting Gifts

A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. Each Supervised Person may offer or accept business-related gifts of up to $250 in value per individual Gift to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO. For individual gifts that exceed this threshold, Supervised Persons must submit a Gift and Entertainment Approval Form to the CCO upon receipt of or prior to offering such gift.2

b.	Offering and Accepting Entertainment

“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attends the event with the recipient (e.g., accompanies the recipient of baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to $250 per person in value to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. For entertainment that exceeds this threshold, Supervised Persons must submit a Gift and Entertainment Approval Form to the CCO upon receipt of or prior to offering such entertainment. Each Supervised Person is expected to use professional judgment in entertaining and being entertained by a business associate. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

[2]	The CCO must submit any pre-approval requests on his own behalf to the CIO.

Supervised Persons may attend seminars sponsored or paid for by any third party with whom the Firm conducts business, or could reasonably be expected to conduct business, provided that attendance at the seminar is not so costly or the event so lavish as to raise conflict of interest issues. If there is any question as to whether such an event may raise conflict of interest issues, the CCO should be consulted.

c.	Prohibited Conduct

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Firm or any Supervised Person. Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalents.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act (“FCPA”), Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Government Official (as such term is defined under the FCPA) for any business or Firm-related reasons. For more information, please refer to the Foreign Corrupt Practices Act section of the Firm’s compliance manual.

D.	Political Contributions

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses practices commonly known as “pay-to-play”, where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials with the intent of generating investment advisory business. Violations of the Pay to Play Rule can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years.

The Political Contributions Policy is designed to ensure that Political Contributions (as defined below) by Supervised Persons do not violate the Pay-to-Play Rule in addition to other state or local laws, which generally limit the amount of Political Contributions that advisers and their Supervised Persons may make to state and local government officials, candidates and political parties.

The Political Contributions Policy places certain restrictions and obligations on Supervised Persons in connection with their Political Contributions and Solicitation Activities (as defined herein). The policy prohibits any direct or indirect Political Contributions to any officials or candidates in the United States that are intended to or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those officials. The policy also governs all Political Contributions made in the Firm’s name or on the Firm’s behalf.

1.	Definitions

For purposes of this Political Contributions policy, the following definitions apply:

“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a political action committee (as defined below).

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation. Contribution to a PAC may not be prohibited, but in all instances, Supervised Persons must obtain prior approval of such Political Contributions to PACs from the CCO. Any questions regarding whether a contribution to an organization requires pre-clearance under this policy should be directed to the CCO.

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

2.	Pre-Clearance and Disclosure

Supervised Persons are required to disclose Political Contributions made by themselves and any family member living in the same household or to whom the Supervised Person provides material financial support, within the past two years at the time of hire and annually thereafter in a questionnaire distributed to the Supervised Person by the Firm.

Supervised Persons and any family member living in the same household or to whom the Supervised Person provides material financial support, must obtain prior written approval from the CCO before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization. A Supervised Person may request approval from the CCO by completing and submitting a “Political Contribution Approval Form”. The CCO will keep a copy of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

3.	Corporate Contributions

Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Firm. Further, the Firm will not reimburse Political Contributions made by Supervised Persons. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.

4.	Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, in the name of or to a fund controlled by a federal, state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.

5.	International Contributions

Political Contributions by the Firm or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited. For more information, please refer to sections of the Firm’s compliance manual on the FCPA and UK Bribery Act.

III.	Prevention and Detection of Insider Trading

The Firm’s business may require Supervised Persons and Access Persons to deal with highly confidential or sensitive information. The misuse of such information, which is also known as material non-public information, may violate federal and state securities laws as well as other regulatory requirements. Such misuse may also damage the reputation and financial position of the Firm and its Supervised Persons and Access Persons and therefore must be avoided.

The misuse of material non-public information is generally known as “insider trading”. Insider trading is not explicitly defined in securities laws; however, it has been interpreted to mean trading on the basis of material non-public information for profit or to avoid loss. Securities laws have been interpreted to prohibit trading while in possession of material non-public information, whether received directly or indirectly or communicating material non-public information to others in breach of a fiduciary duty.

The Firm forbids all Supervised Persons and Access Persons from trading for the Firm, on behalf of the Clients, oneself or for others on the basis of material non-public information. Furthermore, communicating material non-public information to others, except as provided below, is expressly forbidden. The Firm’s policy extends to activities within and outside a Supervised Person’s and Access Person’s relationship with the Firm.

Violations of this policy may include stringent penalties, in addition to disciplinary actions that may be taken by the Firm. Supervised Persons and Access Persons may face monetary penalties of up to three times the illicit profits gained or losses avoided, as well as disgorgement of profits or losses avoided from such transactions, disbarment from the securities industry and/or incarceration. In addition, the Firm may face monetary penalties and reputational damage.

It is the responsibility of each Supervised Person and Access Person to notify the CCO immediately if they have come into possession of material non-public information. If a Supervised Person or Access Person has questions as to whether he or she is in possession of material non-public information, the Supervised Person or Access Person should consult with the CCO. For more information, please refer to the section on material non-public information in the Firm’s compliance manual.

IV.	Personal Trading Policies and Procedures

Rule 204A-1 under the Advisers Act requires the Firm’s Code to impose certain restrictions on the personal securities trading of Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize the risk of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Supervised Persons and Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support, must avoid any conflict or perceived conflict with the interests of the Firm, the Clients and the investors in the Clients.

Supervised Persons are expected to devote their time during the course of the business day to the business of the Firm. The Firm discourages, and monitors for, excessive personal trading that would distract Supervised Persons from their daily work responsibilities.

A.	Pre-Clearance Procedures

Supervised Persons and Access Persons must complete and deliver to the CCO the Firm’s Personal Securities Trading Approval Form before executing any transaction, aside from those listed below in “Exempt Securities” in a Personal Trading Account. Additionally, any interest in a limited offering, initial public offering, initial coin offering, Private Placement, interest in a private fund (i.e., hedge fund or private equity fund) or interest in a private company all require pre- clearance. The CCO shall retain all Personal Securities Trading Approval Form, with such forms indicating whether Supervised Persons’ or Access Persons’ requests for pre-clearance have been approved or denied. When submitting requests, Supervised Persons and Access Persons are required to certify that they do not possess material non-public information or have any other reason preventing them from engaging in the requested transaction.

The CCO will promptly notify a Supervised Person or Access Person of the Firm’s approval or denial of the requested transaction by sending notification to the Supervised Person or Access Person. Pre-clearance approvals are only valid for the day on which they are submitted and approved. If the transaction is not executed or is only partially executed within the approved timeframe, a new pre-clearance request must be submitted to the CCO prior to executing or continuing the transaction. Due to the limited, same-day duration of pre-clearance approvals, Automatic Investment Plans and limit orders are generally not permitted.

There is a 30-day mandatory holding period for all Covered Securities acquired by a Covered Account.

All notifications of approval or denial of pre-clearance to enter into a personal Securities transaction issued by the CCO are confidential. Supervised Persons and Access Persons are prohibited from disclosing such approvals or denials to other Supervised Persons or Access Persons.

B.	Exempt Securities

The restrictions of the Code shall not apply to: (i) purchases or sales in any Non- Discretionary Account; (ii) purchases that are part of any broker-assisted dividend reinvestment plan, (iii) direct investment program; (iv) purchases effected upon the exercise of rights issued by an issuer or company pro-rata to all holders of a class of Securities to the extent such rights were acquired from such issuer or company or the sale of such rights, (v) Treasuries and purchases or sales effected in direct obligations of the United States federal government; (vi) bank certificates of deposits (CDs); (vii) open-ended funds (i.e. mutual funds); (viii) money market funds; (xiv) structured products; and (xv) cash equivalents.

C.	Cryptocurrencies, Initial Coin Offerings, Tokens and Other Digital Assets

Decentralized virtual currency or cryptocurrency platforms operate under a variety of different structures, primarily using a distributed ledger system. A single-facet cryptocurrency is generally considered a “commodity” and thus falls outside the definition of a “security” under U.S. federal securities laws. Therefore, the personal trading policy does not directly apply to cryptocurrencies, except to the extent they are being used to facilitate an underlying transaction involving a security (as described further in the paragraph below). Supervised Persons or Access Persons seeking to acquire, for example, Bitcoin or Ether on an exchange using a flat currency (e.g., USD, EUR, GBP) are not required to obtain preapproval or report the transaction or holding.

An initial coin offering or “ICO” is a method of fundraising, similar to crowdfunding, for a new venture wherein investors obtain interests in the form of coins or tokens in exchange for legal tender or another established cryptocurrency, such as Bitcoin or Ether. In this situation, the coin or token (i.e., the interest in the venture) may be considered a security and therefore treated the same as a traditional private investment under the Firm’s personal trading policy. If Supervised Persons or Access Persons seek to make an investment, regardless of the flat or virtual currency used to fund the transaction, with an expectation of profit derived from the managerial efforts of others, then the coin or token is likely a security and preapproval and ongoing reporting is therefore required.

Accordingly, prior to participating in any ICO or investment (virtual or otherwise) with a profits interest contingent on the management efforts of others, Supervised Persons and Access Persons are required to submit a preapproval request to the CCO. The CCO will undertake an analysis to determine whether a securities transaction is implicated, whether a conflict of interest or other compliance concern exists, and whether approval would be consistent with the Firm’s policies and procedures. The CCO may request additional information as deemed necessary to make such a determination and Supervised Persons and Access Persons must submit a new preapproval request for each subsequent or add-on ICO related investment. To the extent a Supervised Person or Access Person seeks to take an active role with respect to any ICO or cryptography related venture, he or she may also be required to seek preapproval as an outside business activity.

D.	Personal Trading Accounts

Supervised Persons and Access Persons are required to report to the CCO, upon hire and at least annually thereafter, all Personal Trading Accounts of the Supervised Person or Access Person and all Securities held in these accounts. Additionally, upon opening or closing a Personal Trading Account, Supervised Persons and Access Persons are required to notify the CCO accordingly by email or in writing. Each Supervised Person and Access Person shall authorize duplicate copies of all account statements relating to such Personal Trading Accounts to be sent to the CCO or the Firm’s designated third party and shall report all private securities transactions that are not reflected in the account statements of such Personal Trading Accounts to the CCO promptly.

E.	Restricted List

In general, a Restricted List may consist of the Securities of: (i) issuers or companies with respect to which the CCO has been made aware that an Access Person or Supervised Person has received, expects to receive or may be in a position to receive material non-public information; (ii) issuers or companies on whose board of directors or similar body an Access Person or Supervised Person serves (notwithstanding an “open window” period, during which such issuers or companies are not restricted); (iii) private entities with which the Firm has entered into a Confidentiality Agreement (a “CA”) when information under such agreement may include material non-public information of a public issuer or company; (iv) companies for which any Supervised Person or Access Person has received material non-public information when evaluating hedging strategies or private positions; and (v) other companies that the Firm, Access Persons, Supervised Persons or the Clients should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the CCO or management of the Firm.

Any time a Supervised Person or Access Person receives material non-public information (as described in the “Policies and Procedures to Prevent and Detect Insider Trading” section of the Firm’s compliance manual) about a company that has issued publicly traded Securities, that company will be added to the Firm’s Restricted List. Supervised Persons and Access Persons are responsible for contacting the CCO any time that they receive or intend to receive any non-public information about a public company. They are also responsible for notifying the CCO of any other circumstances in which a company should be added to the Restricted List. The CCO shall be responsible for maintaining the Firm’s Restricted List.

1.	Overview

Absent an exception granted by the CCO, Supervised Persons, Access Persons and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support, are prohibited from trading or otherwise investing in the Securities of issuers or companies that are on the Firm’s Restricted List in Supervised Persons’ and Access Persons’ Personal Trading Accounts or on behalf of a Client’s account until such Security is removed from the Restricted List.

The CCO will ensure that the Restricted List is available to all Supervised Persons and Access Persons. Supervised Persons and Access Persons are required to consult the Restricted List as needed to comply with this policy.

The Restricted List is confidential and may not be disclosed to anyone outside the Firm as it may contain material non-public information. It is therefore vital that Supervised Persons and Access Persons do not disclose the contents of the Restricted List to anyone outside of the Firm or to Supervised Persons or Access Persons who do not have a legitimate need to know, without the prior consent of the CCO.

2.	Contents

The CCO shall maintain the following on the Restricted List: the date a Security was added, the date such Security is expected to be removed; the name of the issuer of such Security; and the exchange ticker symbol or CUSIP, if applicable. The CCO shall also maintain a non-distributable version of the Restricted List which contains, in addition to the foregoing, the person who made such determination that the Security should be added to the Restricted List and the material non-public information associated with the Security.

3.	Review

The CCO will review the Restricted List on a regular basis to determine whether any Supervised Persons or Access Persons remain in possession of non-public information. Specifically, the CCO, during the course of his review, will update the Restricted List to reflect additional issuers or companies for which the Firm has material non-public information or those issuers or companies for which the Firm no longer has non-public information. Additionally, an issuer or company can be removed from the Restricted List by the CCO at other times if it can be determined that no Supervised Person or Access Person remains in possession of material non-public information and no Supervised Person or Access Person has any intention of obtaining such information.

If an issuer or company is on the Restricted list because the Firm has entered into a CA with respect to such issuer or company, the issuer or company may be removed from the Restricted List upon: (i) the expiration or termination of the CA; (ii) the announcement of the transaction with respect to which the CA was signed; or (iii) the company’s determination not to pursue the transaction with respect to which the CA was signed, provided that the CCO reasonably concludes that the Firm is not at such time in possession of material non-public information regarding the issuer or company. The CCO should document the reasons an issuer or company has been removed from the Restricted List.

The CCO may, but is not required to, consider the opinion of the Firm’s investment professionals or outside legal counsel in making a determination as to whether an issuer or company should be added or removed from the Restricted List.

F.	Investments in Limited Offerings and Initial Public Offerings

No Supervised Person and Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering (an “IPO”) without first obtaining prior approval of the CCO in order to preclude any possibility of the Supervised Person or Access Person profiting improperly from his or her position with Firm. The CCO shall obtain from the Supervised Person or Access Person the full details of the proposed transaction and decide whether any Clients have any foreseeable interest in purchasing such security.

G.	Reporting

In order to provide the Firm with information to enable it to determine with reasonable assurance any indications or the appearance of a conflict of interest with the investment activity of the Clients, each Supervised Person and Access Person must submit the following reports to the CCO showing all transactions in which the Supervised Person or Access Person and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support, has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.3

The Firm requires that all Supervised Persons and Access Persons establish duplicate feeds of their Personal Trading Accounts on his or her personal ComplianceAlpha account. If, for some reason, a feed cannot be established, the Supervised Person or Access Person must furnish duplicate statements to the CCO.

[3]	For purposes of these procedures where the activity involves the Personal Trading Accounts or trading activity of the CCO, copies of any notice, account statement or report will be given to the CIO or compliance consultant who will be responsible for approving trades requested in any Personal Trading Account of the CCO.

1.	Quarterly Transaction Reports

Supervised Persons and Access Persons are required to instruct their brokers to send to the Firm duplicate account statements for all Personal Trading Accounts of themselves and any family member living in the same household or to whom the Supervised Person or Access Person provides material financial support. Such statements must be received by the CCO or a designated third-party, no later than thirty days after the end of each calendar quarter. If their trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately at the time of the transaction and a record of such investment will be retained accordingly.

Consistent with the Advisers Act, the quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Supervised Person or Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership: (i) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Reportable Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted.

2.	Initial and Annual Holdings Reports

New Supervised Persons and Access Persons will be required to report all of their personal securities holdings no later than ten days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes a Supervised Person or Access Person with the Firm. Annually thereafter, existing Supervised Persons and Access Persons are required to provide the Firm with a complete list of Reportable Securities holdings, no later than 45 days after calendar year end.

Each holdings report (both the initial and annual) must contain, at a minimum: (i) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Supervised Person or Access Person has any direct or indirect Beneficial Ownership; (ii) the name of any broker, dealer or bank with which the Supervised Person or Access Person maintains an account in which any Securities are held for the Supervised Person or Access Person’s direct or indirect benefit; and (iii) the date the Supervised Person or Access Person submits the report. This information can be completed by providing the Firm with the most recent brokerage statement of the Supervised Person or Access Person and their associated family members or dependents, whereby such statements list the requisite details of such holdings.

H.	Review

On at least a quarterly basis, or at any other time as may be prudent, the CCO shall review the personal trading activity of all Supervised Persons and Access Persons. The CCO, will closely monitor the investment activity of Supervised Persons and Access Persons to detect any abuses.

I.	Remedial Actions

The Firm takes the potential for conflicts of interest caused by personal trading very seriously. The Firm reserves the right to prevent purchases or sales of a Security by a Supervised Person or Access Person for any reason it deems appropriate. In the event that the Firm’s personal trading policies are not complied with, the Firm reserves the right to impose various sanctions on Supervised Persons and Access Persons that violate the Code. Such remedial action may include restrictions on future personal trading by the Supervised Person or Access Person, monetary fines, disgorgement of profits, reprimand or termination.

V.	Bad Actor Rule

The Bad Actor Rule, effective September 23, 2013, prohibits the Firm from relying on the Rule 506 exemption if the Firm, or any person covered by the Rule, has had a disqualifying event as of the Rule’s effective date. For purposes of this Rule, “covered persons” include: (i) the Firm, including its predecessors and affiliates; (ii) directors and certain officers;(iii) general partners and managing members of the Firm; (iv) 20% beneficial owners of any of the Clients (based on voting power); (v) investment managers and principals of pooled investment funds; (vi) promoters and persons compensated for soliciting investors as well as the general partners, directors, officers; and (vii) managing members of any compensated solicitor.

A.	Definitions

For purposes of this policy, the following definitions apply:

“Disqualifying Events” include:

“Criminal convictions” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of Securities (or five years in the case of the issuer or company and its predecessors and affiliated issuers or companies).

“Court injunctions and restraining orders” in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of Securities.

“Final orders” from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of Securities, insurance, banking, savings associations or credit unions that:

●	Bar the issuer or company from associating with a regulated entity, engaging in the business of Securities, insurance or banking or engaging in savings association or credit union activities; or

●	Are based on fraudulent, manipulative or deceptive conduct and are issued within 10 years of the proposed sale of Securities.

“Certain SEC disciplinary orders” relating to brokers, dealers, municipal Securities dealers, investment companies and investment advisers and their associated persons.

“SEC cease-and-desist orders” related to violations of certain anti-fraud provisions and registration requirements of the federal Securities laws.

“SEC stop orders” and orders suspending the Regulation A exemption issued within five years of the proposed sale of Securities.

“Suspension or expulsion” from membership in a self-regulatory organization (SRO) or from association with an SRO member.

“Order” is a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation. Unless included in an order, this term does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions.

“Proceeding” means a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

“Self-Regulatory Organization (SRO)” is any national securities or commodities exchange, registered securities association or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

“U.S. Postal Service false representation order” is a scheme or device for obtaining money or property through mail by means of false representations.

B.	Verification by Covered Persons

The Firm will take reasonable steps to ensure that no covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Firm may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013, the effective date; however the Firm must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Rule.

The Firm is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter, shall be considered reasonable, provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

C.	Remedial Actions

In the event that a covered person has had a Disqualifying Event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals, restructuring governance and control arrangements, terminating engagement with a placement agent or other covered financial intermediary, postponing or foregoing capital raising or pursuing alternative capital raising methods, buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).